Exhibit 10.06

EQT Corporation

(formerly known as Equitable Resources, Inc. )

2006 PAYROLL DEDUCTION

AND

CONTRIBUTION PROGRAM

(as amended and restated November 20, 2013)

EQT CORPORATION
2006 PAYROLL DEDUCTION AND CONTRIBUTION PROGRAM
(As amended and restated November 20, 2013)

TABLE OF CONTENTS

ARTICLE I		1

1.1	Statement of Purpose	1

ARTICLE II - DEFINITIONS		1

2.1	Base Salary	1
2.1	Bonus	1
2.3	Code	1
2.4	Committee (BAC) and Committee (BIC)	1
2.5	Company	2
2.6	Company Benefit	2
2.7	Compensation	2
2.8	Contribution Amount	2
2.9	Eligible Employee	2
2.10	Employer	2
2.11	Management Development and Compensation Committee	2
2.12	Participant	2
2.13	Personal Retirement Annuity	2
2.14	Program Year	3
2.15	Program	3
2.16	Qualifying CIC Agreement	3
2.17	Selected Affiliate	3

ARTICLE III - ELIGIBILITY AND PARTICIPATION		3

3.1	Eligibility	3
3.2	Participation; Removal from Participation	4
3.3	Ineligible Participant	4

ARTICLE IV - CONTRIBUTIONS AND COMPANY BENEFITS		5

4.1	Contribution Amounts	5
4.2	Company Benefit	5
4.3	Company Benefit Amounts	5

ARTICLE V - PERSONAL RETIREMENT ANNUITIES		6

5.1	General	6
5.2	Terms of Personal Retirement Annuity	6

ARTICLE VI - ADMINISTRATION		6

6.1	Committees	6
6.2	Agents	7
6.3	Binding Effect of Decisions	7
6.4	Indemnification of Committees	7

- i -

ARTICLE VII - AMENDMENT AND TERMINATION OF PROGRAM		7

7.1	Amendment	7
7.2	Termination	8

ARTICLE VIII - MISCELLANEOUS		8

8.1	Funding	8
8.2	Nonassignability	8
8.3	No Acceleration of Benefits; No Deferred Compensation; Taxation; Tax Withholding	8
8.4	Captions	9
8.5	Governing Law	9
8.6	Successors	9
8.7	No Right to Continued Service	9
8.8	Benefit Claims	9

EXHIBIT A – Section 3.1 – Description of Eligible Employees		11

EXHIBIT B – Personal Retirement Annuity		12

- ii -

ARTICLE I

1.1                            Statement of Purpose

This is the EQT Corporation 2006 Payroll Deduction and Contribution Program (as amended from time to time, the “Program”).  The purpose of the Program is to provide a select group of management and highly compensated employees of the Employer with the ability to deposit in a Personal Retirement Annuity, as per Article V, an amount of Company Benefit on an after-tax basis (and, for periods prior to January 1, 2011, portions of their compensation payable for services rendered to the Employer).  It is intended that the Program will assist in attracting and retaining qualified individuals to serve as officers and managers of the Employer.  From and after February 1, 2013, participation in this Program is limited to individuals who have executed and delivered to the Company a Qualifying CIC Agreement, and such continuing participation in this Program, together with the increase in the Company Benefit described in paragraph 4.2(c) below and the additional Company Benefit described in paragraph 4.2(d) below, serve as consideration for such execution and delivery of a Qualifying CIC Agreement.

ARTICLE II

DEFINITIONS

When used in this Program and initially capitalized, the following words and phrases shall have the meanings indicated:

2.1                            Base Salary.

“Base Salary” means a Participant’s base earnings paid by the Employer to a Participant without regard to any increases or decreases in base earnings as a result of an election between benefits or cash provided under a plan of an Employer maintained pursuant to Section 125 or 401(k) of the Code.

2.2                            Bonus.

“Bonus” means the total amount awarded and paid, prior to any reduction for applicable tax withholdings, under the EQT Corporation 2011 Executive Short-Term Incentive Plan (as implemented each year) or the EQT Corporation Short-Term Incentive Plan (as implemented each year).

2.3                            Code.

“Code” means the Internal Revenue Code of 1986, as amended.

2.4                            Committee (BAC) and Committee (BIC).

“Committee (BAC)” and “Committee (BIC)” have the meanings set forth in Section 6.1.  Together the Committee (BAC) and the Committee (BIC) shall be referred to as the “Committees.”

2.5                            Company.

“Company” means EQT Corporation and any successor thereto.

2.6                            Company Benefit.

“Company Benefit” means the benefit contributed to the Personal Retirement Annuity on behalf of the Participant pursuant to Sections 4.2 and 4.3.

2.7                            Compensation.

“Compensation” means the Base Salary payable with respect to an Eligible Employee for each Program Year in excess of the Base Salary taken into account for purposes of determining a Participant’s deferrals under the EQT 401(k) Plan (as defined in Section 4.2).

2.8                            Contribution Amount.

“Contribution Amount” means, for periods prior to January 1, 2011, the amount contributed to the Personal Retirement Annuity by a Participant under Section 4.1.

2.9                            Eligible Employee.

“Eligible Employee” means a highly compensated or management employee of the Employer who is designated by the Company, by name or group or description, in accordance with Section 3.1, as eligible to participate in the Program; provided that to the extent such employee is an executive officer such participation must be approved by the Management Development and Compensation Committee.

2.10                    Employer.

“Employer” means, with respect to a Participant, the Company or the Selected Affiliate which pays such Participant’s Compensation.

2.11                    Management Development and Compensation Committee.

“Management Development and Compensation Committee” means the Management Development and Compensation Committee of the Company’s Board of Directors.

2.12                    Participant.

“Participant” means any Eligible Employee listed on Exhibit A and designated under Section 3.2.

2.13                    Personal Retirement Annuity.

“Personal Retirement Annuity” means the annuity described in Section 5.1.

2.14                    Program Year.

“Program Year” means each twelve-month period commencing January 1 and ending December 31, except that the first Program Year shall commence on August 14, 2006 and end on December 31, 2006.

2.15                    Program.

“Program” means this EQT Corporation 2006 Payroll Deduction and Contribution Program, as amended from time to time.

2.16                    Qualifying CIC Agreement.

“Qualifying CIC Agreement” means an amended and restated change of control agreement described in Section 3.1.

2.17                    Selected Affiliate.

“Selected Affiliate” means (1) any company in an unbroken chain of companies beginning with the Company if each of the companies other than the last company in the chain owns or controls, directly or indirectly, stock possessing not less than 50 percent of the total combined voting power of all classes of stock in one of the other companies, or (2) any partnership or joint venture in which one or more of such companies is a partner or venturer, each of which shall be selected by the Company.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1                            Eligibility.

Eligibility to participate in the Program is limited to Eligible Employees.  From time to time, and subject to Section 3.3, the Company shall prepare, and attach to the Program as Exhibit A, a complete list of the Eligible Employees, by individual name or by reference to an identifiable group of persons or by descriptions of individuals which would qualify as individuals who are eligible to participate, and all of whom shall be a select group of management or highly compensated employees.  Notwithstanding the foregoing, from and after February 1, 2013, no individual shall qualify as an Eligible Employee unless and until he or she shall have executed and delivered to the Company on or before February 15, 2013 an amended and restated change of control agreement, in the form approved by the Management Development and Compensation Committee (a “Qualifying CIC Agreement”), that, to the extent applicable eliminates any “single trigger” payment provision and any tax gross up-provision (except as such provision may relate to medical, long-term disability, dental or life insurance benefits).  For the avoidance of doubt, any individual previously participating in the Program shall automatically and without further action by the Company or the Management Development and Compensation Committee cease to be an Eligible Employee if such individual has not executed and delivered to the Company a Qualifying CIC Agreement on or before February 15, 2013; provided that any individual who fails to deliver a Qualifying CIC Agreement by such date may, in the discretion of the Management Development and Compensation Committee, again become an Eligible Employee upon the execution and delivery to the Company of a Qualifying CIC Agreement.

3.2                            Participation; Removal from Participation.

Participation in the Program shall be limited to Eligible Employees.  An Eligible Employee shall commence participation in the Program upon designation as an Eligible Employee by the Vice President & Chief Human Resources Officer of the Company, provided that, to the extent such Eligible Employee is an executive officer, such designation also must be approved by the Management Development and Compensation Committee.  Following designation, an Eligible Employee shall continue participation in the Program from year to year without further action by the Company, subject to this Section and Section 3.3.

Notwithstanding the foregoing, an Eligible Employee may be removed from participation at any time: (a) in the case of an executive officer, by the Management Development and Compensation Committee and (b) in all other cases, by the Vice President & Chief Human Resources Officer of the Company.  In the event of such removal:

(i)                                  there shall be no reduction of any Program benefits attributable to participation for years prior to the year of removal;

(ii)                              for the year of removal, there shall be no reduction of any Program benefits (including Employer contributions under Article IV) that have been made already to the Personal Retirement Annuity prior to such removal; and

(iii)                          for the year of removal, the removed Eligible Employee shall not have any right to a pro-rated or proportionate share of Program benefits for such year (including Employer contributions under Article IV) that have not been made to the Personal Retirement Annuity prior to such removal.

Eligible Employees who are removed under this Section 3.2 shall be notified in writing by the Company, not later than 90 days after their removal.

3.3                            Ineligible Participant.

Notwithstanding any other provisions of this Program to the contrary, if the Committee (BAC) determines that any Participant may not qualify as a member of a select group of “management or highly compensated employee” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or regulations thereunder, the Committee (BAC) may determine, in its sole discretion, that such Participant shall cease to be eligible to participate in this Program.  Upon such determination by the Committee (BAC), the Committee (BAC) shall give written notice to the individual who has ceased to be eligible to participate in this Program (and, in the case of an executive officer, a copy of such notice shall also be given to the Management Development and Compensation Committee).  In any such notice, the Committee (BAC) shall explain that all benefits under the Program have been forfeited (or otherwise handled in a manner that the Committee (BAC) determines is consistent with applicable law) due to loss of eligibility under applicable law.

ARTICLE IV

CONTRIBUTIONS AND COMPANY BENEFITS

4.1                            Contribution Amounts.

Effective January 1, 2011, no Participant may elect to have a payroll deduction taken from his or her Compensation.  Prior to January 1, 2011, all payroll deductions by Participants were administered on an after-tax basis and, consistent with Section 4.3, contributed on such basis to each Participant’s Personal Retirement Annuity.

4.2                            Company Benefit.

The Employer shall provide a Company Benefit under this Program with respect to each Participant who is eligible to be allocated matching contributions and/or performance contributions (also known as “retirement contributions”) under the EQT Corporation Employee Savings Plan (as amended from time to time, the “EQT 401(k) Plan”).  Prior to reduction for taxes as set forth in Section 4.3, the Company Benefit under this Program on behalf of a Participant for a Program Year shall be equal to the sum of (a) the matching contributions which would be credited to the Participant under the EQT 401(k) Plan based upon the Participant’s hypothetical pre-tax personal contribution amount that would be made under the EQT 401(k) Plan, absent the limitations of Sections 402(g), 401(a)(17), and 415 of the Code, (b) the performance contributions which would be credited to the Participant under the EQT 401(k) Plan, absent the limitations of Sections 401(a)(17) and 415 of the Code, (c) an amount equal to 9% (which increases to 11% effective with the Bonus payment in respect of the 2013 plan year) of the Participant’s Bonus payment, prior to reduction for any applicable tax withholding, and (d) an amount equal to 2% of the Participant’s Bonus payment in respect of the 2012 plan year, prior to reduction for any applicable tax withholding, only if the Participant executes and delivers to the Company on or before February 15, 2013 a Qualifying CIC Agreement.  The express provisions herein on the time and form of payment applicable to Company Benefits shall control over the terms and conditions provided in the EQT 401(k) Plan.  For the avoidance of doubt, Eligible Employees are not required to make personal contributions to their EQT 401(k) Plan account or otherwise in order to receive the Company Benefit described in items (b), (c) or (d) above and, for periods on and after January 1, 2011, personal contributions to the EQT 401(k) Plan are required to receive the Company Benefit described in item (a) above.

4.3                            Company Benefit Amounts.

The Company Benefit under the Program for each Participant shall be contributed by the Employer to the Participant’s Personal Retirement Annuity on an after-tax basis.

The gross amount (pre-tax) of the Company Benefit is determined under Section 4.2.  Prior to contribution to the Participant’s Personal Retirement Annuity, the Company shall withhold, and reduce the Company Benefit by, the applicable income and other taxes that the Company determines to be appropriate.  All references herein to “contribution of the Company Benefit” (or similar terminology) shall mean such amount remaining after applicable tax withholding.  In no event shall any Company Benefit be contributed to the Participant’s Personal Retirement Annuity later than 2½ months following the Program Year to which the Company Benefit relates.  An Eligible Employee must be a full-time, regular employee of the Employer on the date that the Employer makes the contribution to the Participant’s Personal Retirement Annuity.  If a Participant ceases to be employed by the Employer as a full-time, regular employee prior to the date that the Employer makes the contribution to the Participant’s Personal Retirement Annuity, or has terminated his or her participation in the Program prior to such date, the Company Benefit for such annual period shall be forfeited without any further action required by the Employer.

ARTICLE V

PERSONAL RETIREMENT ANNUITIES

5.1                            General.

The Personal Retirement Annuity to which Company Benefits will be contributed is listed on Exhibit B hereto and may be changed, on a prospective basis, from time to time.  Any such changes shall be authorized and approved by the Committee (BIC) or the Management Development and Compensation Committee.

5.2                            Terms of Personal Retirement Annuity.

The terms of the Personal Retirement Annuity, which is owned by the Participant, shall be as provided solely by the third-party sponsor of such annuity, including the investment returns and elections, payment and withdrawal provisions and statements of account.  The election of investments within a Personal Retirement Annuity shall be the sole responsibility of each Participant.  The Company, the other Employers, their employees and members of the Committees are not authorized to make any recommendation to any Participant with respect to such election.  Each Participant assumes all risk connected with any adjustment to the value of his or her Personal Retirement Annuity.  None of the Committees, the Management Development and Compensation Committee, the Company and the other Employers in any way guarantees against loss or depreciation.

ARTICLE VI

ADMINISTRATION

6.1                            Committees.

The administrative committee for the Program (the “Committee (BAC)”) shall be the Benefits Administration Committee of the Company.  The Committee (BAC) shall have (i) complete discretion to supervise the administration and operation of the Program, (ii) complete discretion to adopt rules and procedures governing the Program from time to time, and (iii) sole authority to give interpretive rulings with respect to the Program.

The investment committee for the Program (the “Committee (BIC)”) shall be the Benefits Investment Committee of the Company.  The Committee (BIC) shall have (i) complete discretion to determine and select the personal retirement annuity program under Section 5.1; (ii) complete discretion to monitor, remove and replace all or part of any personal retirement annuity program; and (iii) complete discretion to adopt rules, guidelines or other procedures for the management and investment of Program assets.

6.2                            Agents.

The Committees may appoint an individual, who may be an employee of the Company, to be the Committees’ agent with respect to the day-to-day administration of the Program.  In addition, the Committees may, from time to time, employ other agents and delegate to them such administrative duties as they see fit, and may from time to time consult with counsel who may be counsel to the Company.

6.3                            Binding Effect of Decisions.

Any decision or action of the Committees with respect to any question arising out of or in connection with the administration, investment, interpretation and application of the Program shall be final and binding upon all persons having any interest in the Program.

6.4                            Indemnification of Committees.

The Company shall indemnify and hold harmless the members of the Committees and their duly appointed agents under Section 6.2 against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Program, except in the case of gross negligence or willful misconduct by any such member or agent of the Committees.

ARTICLE VII

AMENDMENT AND TERMINATION OF PROGRAM

7.1                            Amendment.

The Company, on behalf of itself and of each Selected Affiliate, may at any time amend, suspend or reinstate any or all of the provisions of the Program, except that no such amendment, suspension or reinstatement may adversely affect any Participant’s Personal Retirement Annuity as it existed as of the day before the effective date of such amendment, suspension or reinstatement, without such Participant’s prior written consent, and provided that any amendment, suspension or reinstatement affecting the benefits to any executive officer of the Company shall require the approval of the Management Development and Compensation Committee.  Written notice of any amendment, suspension or reinstatement with respect to the Program shall be given to each Participant by the Committee (BAC).

7.2                            Termination.

The Company, on behalf of itself and of each Selected Affiliate, in its sole discretion, may terminate this Program at any time and for any reason whatsoever.  A termination of the Program shall not adversely affect any Participant’s Personal Retirement Annuity as it existed on the day before such termination, without the Participant’s prior written consent.

ARTICLE VIII

MISCELLANEOUS

8.1                            Funding.

Participants and their heirs, successors and assigns, shall have no secured interest or claim in any property or assets of the Company or any other Employer.  The Employer’s obligation under the Program to contribute Company Benefits to a Participant’s Personal Retirement Annuity shall be merely that of an unfunded and unsecured promise.  To the extent that any Participant or other person acquires a right to receive Company Benefits under the Program, such right shall be no greater than the right, and each Participant shall at all times have the status, of a general unsecured creditor of the Company or any other Employer.

8.2                            Nonassignability.

No right or interest under the Program of a Participant (or any person claiming through or under him or her) shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of any such Participant.  If any Participant shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then the Committee (BAC), in its discretion, may terminate his or her interest in any such benefit to the extent the Committee (BAC) considers necessary or advisable to prevent or limit the effects of such occurrence.  Termination shall be effected by filing a written “termination declaration” with the Company’s Corporate Director, Compensation and Benefits and making reasonable efforts to deliver a copy to the Participant whose interest is adversely affected.

8.3                            No Acceleration of Benefits; No Deferred Compensation; Taxation; Tax Withholding.

This Program is not intended to provide for the deferral of compensation and there shall be no acceleration of the time or schedule of any payments or contributions under the Program.  The Employer shall be and is authorized to withhold from Company

Benefits under this Program, or from such other compensation or benefits paid or payable to the Participant, those federal, state or local income taxes or similar charges that the Committee (BAC), in its sole discretion, determines are required to be withheld under applicable law. The Employer does not represent or guarantee that any particular federal, state or local income, payroll, personal property or other tax consequence will result from participation in this Program.  Participants are directed to consult with professional tax advisors to determine the tax consequences of their participation.

8.4                            Captions.

The captions contained herein are for convenience only and shall not control or affect the meaning or construction hereof.

8.5                            Governing Law.

The provisions of the Program shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws provisions.  If any insubstantial provision of this Program is declared unlawful for any reason, including by state or federal legislative act, regulation or judicial ruling, such provision shall become inoperative but will not affect the validity of any other provision.

8.6                            Successors.

The provisions of the Program shall bind and inure to the benefit of the Company, the other Employers, and their respective successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company or any other Employer and successors of any such Company or other business entity.

8.7                            No Right to Continued Service.

Nothing contained herein shall be construed to confer upon any Eligible Employee the right to continue to serve as an Eligible Employee of an Employer or in any other capacity.

8.8                            Benefit Claims.

(a)                               Initial Claims.  To make a claim for a benefit, a Participant (or the Participant’s authorized representative) may file a written request setting forth the claim for such benefit with: (i) in the case of an executive officer, the Management Development and Compensation Committee; and (ii) in all other cases, the Committee (BAC).  (On a case-by-case basis, the Management Development and Compensation Committee may delegate its claim review functions to the Committee (BAC).  All references in this Section 8.8 to Committee (BAC) shall include the Management Development and Compensation Committee, where the Management Development and Compensation Committee undertakes the review of a claim and does not delegate such review to the Committee (BAC).)

(b)                              Denied Claims.  If the Committee (BAC) receives a claim in writing, the Committee (BAC) will advise the Participant of its decision on the claim in writing in a reasonable period of time after receipt of the claim (not to exceed 120 days).  The notice shall set forth the following information:

(1)                              The specific basis for its decision,

(2)                              Specific reference to pertinent Program provisions on which the decision is based,

(3)                              A description of any additional material or information necessary for the Participant to perfect a claim and an explanation of why such material or information is necessary,

(4)                              An explanation of the Program’s claim review procedure, and

(5)                              If applicable, a statement of the Participant’s right to bring an action under Section 502 of ERISA upon the denial of the appeal of a previously denied claim.

(c)                               Appealing a Claim.  The Participant (or the Participant’s authorized representative) may make a written request within 60 days of the denial to the Committee (BAC) to have a designated appeals authority (which shall be different than the Committee (BAC)) review the denial.  The Participant may review the pertinent documents and submit issues and comments in writing for consideration by the appeals authority.  If the Participant does not request a review of the initial determination within such 60-day period, he or she will be barred from challenging the determination by reason of failure to exhaust administrative remedies.

Within 60 days after the Committee (BAC)’s receipt of the Participant’s request for appeal review, the Participant will receive notice of the appeals authority’s decision.  If the claim is further denied, the notice will contain the specific reasons for the decision of the appeals authority; specific references to the pertinent provisions of this Program upon which the decision is based; and, if applicable, a statement of the Participant’s right to bring an action under Section 502 of ERISA.  If special circumstances require that the 60-day time period be extended, the appeals authority will notify the Participant within the initial 60-day time period and will render the decision as soon as possible, but no later than 120 days, after receipt of the request for review.

(d)                             Limitation of Time to Commence Legal Action.  Notwithstanding any otherwise applicable legally-prescribed statute of limitations period, no legal action may be commenced or maintained to recover benefits under this Program more than twelve (12) months after the final review decision by the appeals authority has been rendered (or deemed rendered).

EXHIBIT A

Section 3.1 - Description of Eligible Employees

•                 Prior to February 1, 2013, full-time Executive Officers of the Company, other than the Vice President & Corporate Controller. From and after February 1, 2013, only full-time Executive Officers of the Company, other than the Vice President & Corporate Controller (from and after October 16, 2013, the Vice President, Finance and Chief Accounting Officer), who have timely executed and delivered to the Company a Qualifying CIC Agreement.

•                 From and after April 16, 2013 through September 15, 2013, the Executive Vice President, Midstream Asset Management & Engineering, EQT Gathering, LLC, and from and after September 16, 2013, the Executive Vice President, Midstream Operations & Engineering, EQT Gathering, LLC; provided she has timely executed and delivered to the Company a Qualifying CIC Agreement.

•                 From and after April 16, 2013 through September 16, 2013, the Executive Vice President, Midstream Land, Operations & Construction, EQT Gathering, LLC, provided he has timely executed and delivered to the Company a Qualifying CIC Agreement.  For the avoidance of doubt, such Participant’s participation in the Program terminated effective September 16, 2013.

•                 Executive Vice President, Drilling & Completions, EQT Production Company, provided he has timely executed and delivered to the Company a Qualifying CIC Agreement.

Date:  November 20, 2013

Initials:            CP

EXHIBIT B

Personal Retirement Annuity

Fidelity Personal Retirement Annuity

Date:  November 20, 2013

Initials:         CP